Exhibit 8.1

Principal Subsidiaries, Consolidated Affiliated Entities and Subsidiaries of Consolidated Affiliated Entities of the Registrant

Subsidiaries:

Yao Wang Corporation Limited, a Hong Kong company

Yao Fang Information Technology (Shanghai) Co., Ltd., a PRC company

Wuhan Central China Drug Trading Co., Ltd., a PRC company

Chongqing Yihao Pharmacy Co., Ltd., a PRC company

Consolidated Affiliated Entities:

Guangdong Yihao Pharmacy Co., Ltd., a PRC company

Guangdong Yihao Pharmaceutical Chain Co., Ltd., a PRC company

Shanghai Yaowang E-Commerce Co., Ltd., a PRC company

Subsidiaries of Consolidated Affiliated Entities:

Anshun Southwest Internet Hospital Co., Ltd., a PRC company

Chengdu Yihao Pharmacy Co., Ltd., a PRC company

Anshun Joint Diagnosis And Treatment Technology Co., Ltd., a PRC company

Kunshan Yifang Pharmacy Co., Ltd., a PRC company

Tianjin Yihao Pharmacy Co., Ltd., a PRC company